Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm,” and to the use of our reports dated February 15, 2011, March 1, 2010, and February 27, 2009 with respect to the consolidated financial statements of Special Value Continuation Fund, LLC as of December 31, 2010, December 31, 2009, and December 31, 2008 and for each of the years then ended and the financial highlights for each of the periods indicated, included in the Registration Statement on the Form N-2 dated March 8, 2011 and related Prospectus of Special Value Continuation Fund, LLC for the initial public offering of its common stock.

Los Angeles, California
March 8, 2011